UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Jay H. Bhatt as President and Chief Executive Officer
On November 28, 2011, Progress Software Corporation (“Progress Software”) issued a press release announcing the appointment of Jay H. Bhatt as President and Chief Executive Officer, effective December 5, 2011. Mr. Bhatt will also be appointed to Progress Software’s Board of Directors (the “Board of Directors”). Mr. Bhatt succeeds Richard D. Reidy as President and Chief Executive Officer.
From February 2004 until November 2011, when he resigned to become President and Chief Executive Officer of Progress Software, Mr. Bhatt, age 43, served as Senior Vice President of the global Architecture, Engineering, and Construction (AEC) division at Autodesk, Inc. (NASDAQ: ADSK), a leader in 3D, design, engineering and entertainment software. Prior to that time, from August 2001 until February 2004, Mr. Bhatt served as Vice President, Corporate Development and Strategic Planning at Autodesk. From March 2000 to July 2001, he served as Chief Financial Officer and senior vice president of Business Development of Buzzsaw.com, Inc., in which Autodesk was an investor. Mr. Bhatt received a Bachelor of Arts degree from the University of Pennsylvania and a Juris Doctor degree from the University of California, Los Angeles (UCLA) School of Law.
Mr. Bhatt’s Employment Agreement
In connection with his appointment as Progress Software’s President and Chief Executive Officer, Mr. Bhatt has entered into an employment agreement with Progress Software, which will be effective as of December 5, 2011, setting forth Mr. Bhatt’s compensation and certain other terms. Pursuant to this employment agreement, Mr. Bhatt will be paid a base salary of $700,000 per year and he will be eligible to participate in our Executive and Key Contributor Bonus program at an aggregate annual target rate of 150% of his base salary. This employment agreement also provides that Mr. Bhatt is to receive a new hire equity award of 900,000 stock options and 200,000 restricted stock units (“RSUs”). Mr. Bhatt will be eligible for additional future equity awards as customarily granted to executive officers beginning in fiscal year 2013, as determined by the Compensation Committee of the Board of Directors.
On the commencement date of his employment (December 5, 2011), the stock options and RSUs comprising Mr. Bhatt’s new hire equity award will be issued. The 900,000 stock options will vest monthly over four years, with 12.5% of the award being vested in the first installment on the six month anniversary of Mr. Bhatt’s employment commencement date and the remainder vesting in forty-two (42) equal monthly installments, subject to continued employment. These stock options will be issued at an exercise price equal to the closing price of Progress Software’s common stock on the NASDAQ Global Select Market on December 5, 2011. Mr. Bhatt’s RSUs will vest in accordance with the following schedule, subject to continued employment: 50,000 RSUs will vest on April 1, 2012, 50,000 RSUs will vest on October 1, 2012, and the remaining 100,000 RSUs will vest semi-annually over the subsequent two years.
Mr. Bhatt’s employment agreement also provides that in the event that his employment is terminated as a result of an “Involuntary Termination” (as defined below), he will be eligible to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve (12) months of total target cash compensation as of the date of termination, which will be paid over twelve (12) months, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve (12) months of acceleration of unvested stock options and RSUs. If the Involuntary Termination occurs within twelve (12) months of Mr. Bhatt’s commencing employment, Mr. Bhatt is entitled to the severance and benefits referred to in (a), (b) and (c) above for twenty-four (24) months. Receipt of the severance and benefits is subject to the execution of a separation and release agreement in form to be agreed upon within 30 days from the commencement of Mr. Bhatt’s employment. Separation payments upon any Involuntary Termination of Mr. Bhatt’s employment within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Bhatt’s employment agreement.

An “Involuntary Termination” is defined in the employment agreement as a termination of employment by Progress Software other than for “Cause” (as defined in the employment agreement), disability or death or a termination by Mr. Bhatt as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Bhatt from such position (which includes a failure to nominate or elect him to the Board of Directors), a material reduction in Mr. Bhatt’s base salary or target bonus, a relocation of Mr. Bhatt to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by Progress Software.
Mr. Bhatt’s employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as Progress Software.
Mr. Bhatt’s Employee Retention and Motivation Agreement
Progress Software and Mr. Bhatt have also entered into an Employee Retention and Motivation Agreement (“ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within twelve (12) months of a change in control of Progress Software. If an Involuntary Termination of Mr. Bhatt’s employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the ERMA. Any successor to Progress Software following a change in control (whether by merger, stock purchase or otherwise) must assume the obligations under the ERMA.
Benefits upon change in control
Under the ERMA, upon a change in control of Progress Software, Mr. Bhatt’s annual cash bonus award would be fixed and guaranteed at his target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year.
The ERMA also provides that upon a change in control, all outstanding unvested options and restricted equity held by Mr. Bhatt would fully accelerate, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Bhatt are continued by Progress Software or assumed by its successor entity, then vesting will continue in its usual course. Furthermore, in the event the shares of stock receivable upon the exercise of the assumed stock options or the vesting of the assumed shares of restricted equity (as the case may be) are for stock of a company whose shares are not regularly traded on an established national securities exchange, Mr. Bhatt will upon subsequent exercise of the assumed options or the vesting of the assumed shares of restricted equity (as the case may be) be entitled to receive at his election either (1) cash in an amount equal to the difference between the aggregate fair market value of the shares of common stock on the date of exercise and the aggregate exercise price of the stock options or the aggregate fair market value of the restricted equity (as the case may be) or (2) shares of common stock.
Benefits upon Involuntary Termination within 12 months of change in control
In the event of an “Involuntary Termination” of Mr. Bhatt’s employment within twelve (12) months following a change in control, all remaining outstanding options and restricted equity held by Mr. Bhatt would automatically become vested, Mr. Bhatt would be entitled to receive a lump sum payment equal to eighteen (18) months of his total target compensation, and his benefits (medical, dental, vision and life insurance) would continue for eighteen months. The definition of “Involuntary Termination” in the ERMA is substantially identical to the definition included in Mr. Bhatt’s employment agreement, and described above.
In the event that any amounts provided for under his ERMA or otherwise payable to Mr. Bhatt would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Bhatt would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Bhatt.
Mr. Bhatt’s employment agreement and the ERMA were approved by the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors and following consultation with the Compensation Committee’s independent compensation consultant. The preceding description of Mr. Bhatt’s employment agreement and ERMA is qualified in its entirety by reference to the full text of the employment agreement and ERMA filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.
Except as described herein, there are no arrangements or understandings between Mr. Bhatt and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Bhatt and any of Progress Software’s directors or executive officers, nor is Progress Software aware, after inquiry of Mr. Bhatt, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Resignation of Richard D. Reidy as President and Chief Executive Officer and Director
In connection with Mr. Bhatt’s appointment as President and Chief Executive Officer, as described above, Mr. Reidy will resign as President and Chief Executive Officer and as a member of the Board of Directors on December 5, 2011. Progress Software previously announced on August 1, 2011 that Mr. Reidy would leave the company once a successor was appointed. The terms of Mr. Reidy’s departure are described in the Current Report on Form 8-K filed by Progress Software on August 1, 2011, which description is incorporated by reference into this 8-K.
Item 7.01 Regulation FD Disclosure
On November 28, 2011, Progress Software issued a press release announcing Mr. Bhatt’s appointment as President and Chief Executive Officer, a copy of which is furnished as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of December 5, 2011, by and between Progress Software Corporation and Jay H. Bhatt

10.2	Employee Retention and Motivation Agreement, dated as of December 5, 2011, by and between Progress Software Corporation and Jay H. Bhatt

99.1	Press release issued by Progress Software Corporation, dated November 28, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2011	Progress Software Corporation
	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of December 5, 2011, by and between Progress Software Corporation and Jay H. Bhatt

10.2	Employee Retention and Motivation Agreement, dated as of December 5, 2011, by and between Progress Software Corporation and Jay H. Bhatt

99.1	Press release issued by Progress Software Corporation, dated November 28, 2011